LitFunding Corp. Achieves Key Financial Milestones

Las Vegas--LITFUNDING Corp. (OTCBB: LFDG) a holding company specializing in the funding of litigation primarily through plaintiffs' attorneys, announces that the company achieved its benchmark goal of attaining $2.5 million of new business by July 31, 2005.

Key milestones include:

     |X| Putting $940,000 in funding on the street with $255,000 available
     |X| $650,750 has been collected in principal and fees
     |X| Principal and fees paid back have reached 47%
     |X| $674,225 is owed in fees based on $940,000 remaining invested
     |X| Two Letters of Intent (LOI) of two LLCs for $5 million, with almost $1 million already put out on the street, with an available $4 million based on letters of intent
     |X| 47 cases currently in the pipeline, with funding estimated to commence next quarter

"I am pleased with our progress thus far. Reaching $ 2.5 million benchmark is a big achievement, especially considering we hit the two million mark only two months ago," said Morton Reed, PhD, the Company's Chief Executive Officer.

The Company's ability to achieve these milestones, well in advance of LitFunding's initial projections, signifies the competence and confidence in executing the business strategy.

About LitFunding Corporation

LFC, through its wholly owned subsidiary LitFunding USA (the company), remains one of the nation's largest public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. The company is in the litigation funding business making advances to plaintiffs' attorneys primarily in the areas of personal injury. A fee is earned when the lawsuits so funded are settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed to are repaid to the company.

This press release does not constitute an offer of any securities for sale.

Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LFC to reach definitive agreements with respect to and close the proposed financing discussed in this release as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. In addition, other risks are detailed in the company's periodic reports. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.


 CONTACT
 LitFunding Corp., Las Vegas
 Azra Bailey, 702-317-1610